EXHIBIT 10.3

June 16, 2022

(“Effective Date”)

Saur Minerals, LLC

PO Box 61926

Lafayette, Louisiana 70596

Attn: Louis Bernard and Mike Schilling

Re:	Amendment to Acquisition and Development Agreement, dated March 8, 2022, by and between Saur Minerals, LLC and Lafayette Energy Corp. (the “Acquisition Agreement”)

Dear Messrs. Bernard and Schilling:

This letter agreement, dated as of the Effective Date (this “Letter Agreement”), upon execution and acceptance, as hereinafter provided, shall evidence the agreement of Saur Minerals, LLC, a Louisiana limited liability company (“Seller”) and Lafayette Energy Corp., a Delaware corporation (“Buyer”, together with Seller, the “Parties”, and each individually, a “Party”) with respect to the purchase and sale of certain Interests within the Development Area (each as defined in the Acquisition Agreement). To facilitate the prompt and efficient acquisition of Interests by Buyer under the Acquisition Agreement, the Parties hereby agree that instead of Seller first acquiring Interests that Seller then sells, assigns, conveys and transfers to Buyer through a subsequent Reconveyance in accordance with the terms of the Acquisition Agreement, the Parties agree that Buyer instead shall directly acquire such Interests in the first instance, with only subsequent Reconveyances to Seller of its ORRI as required under the Acquisition Agreement. Seller shall continue to provide the Notice of Interests to Buyer as set forth in the Acquisition Agreement, including all information set forth in Section 3(a), including, but not limited to, information regarding the Lessor and Estimated Third Party Expenses Amount, and the Parties shall otherwise fully comply with the terms of the Acquisition Agreement, but with the sole exception that all Interests shall be directly acquired by Buyer rather than Seller, and, further, that Buyer’s Chief Executive Officer or Chief Financial Officer may authorize Seller to acquire Interests as notified by Seller to Buyer under the Acquisition Agreement via express electronic mail authorization.

To further facilitate Buyer’s direct acquisition of Interests under the Acquisition Agreement, Buyer hereby delegates Michael L. Schilling, Jr. and Louis E. Bernard, Jr. to enter into such documentation, and sign checks for the requisite acquisition and related fees, each as an “Authorized Signatory” of Buyer, as necessary or required to acquire Interests as expressly authorized and directed in writing by Buyer (electronic mail acceptable). This shall be a limited delegation of authority for the express purposes set forth herein and as authorized by the Chief Executive Officer or Chief Financial Officer of Buyer in writing (electronic mail acceptable).

Except as expressly set forth herein, the Acquisition Agreement shall remain in full force and effect, and the valid and binding obligation of the Parties thereto. To the extent there are any conflicts between the terms of this Letter Agreement and the Acquisition Agreement, the terms of this Letter Agreement shall govern.

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If you are in agreement with the foregoing terms, please execute this Letter Agreement in the space provided below.

Very truly yours,

LAFAYETTE ENERGY CORP.

	By:	/s/ Michael L. Peterson
	Name:	Michael L. Peterson
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED as of June 17th, 2022:

SAUR MINERALS, LLC

By:	/s/ Louis E. Bernard, Jr.
Name:	Louis E. Bernard, Jr.
Title:	Managing Member

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